SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 18, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

     On October 18, 2002, NRG Energy, Inc. (NRG), a wholly owned subsidiary of Xcel Energy Inc., announced that it had reached an agreement with certain of its bank lenders to extend until Nov. 15, the deadline by which it must post approximately $1 billion of cash collateral in connection with certain bank loan agreements. For more information see the full press release included in this Form 8-K as Exhibit 99.01. A copy of the extension agreement is attached as Exhibit 99.02.

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy and NRG in reports filed with the Securities and Exchange Commission, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

Item 7. Financial Statements and Exhibits

(c) Exhibits

Exhibit No	Description

99.01	Press Release NRG Energy, Inc. Cash Collateral Extension, dated October 18, 2002.
99.02	NRG Energy, Inc. Second Collateral Call Extension Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ RICHARD C. KELLY Richard C. Kelly Vice President and Chief Financial Officer

October 24, 2002